 EX‑35.4

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National Cooperative Bank

2011 Crystal Drive

Suite, 800

Arlington, VA 22202

February 29, 2016

Wells Fargo Commercial Mortgage Securities, Inc. as Depositor

Attn: AJ Sfarra

375 Park Avenue, 2nd Floor

J0127-023

New York, NY 10152

RE: Annual Statement as to Compliance WFCM 2015 C26

Dear Sir/Madam:

In accordance with the Pooling and Servicing Agreement entered into in connection with the issuance of the Commercial Mortgage Pass-Through Certificates Series 2015-C26, as an authorized officer of National Cooperative Bank, N.A., formerly NCB, FSB (the “NCB Special Servicer”), I hereby certify pursuant to Section 11.12 thereof that:

a. A review of the activities of the NCB Special Servicer during the preceding calendar year (the “Reporting Period”) and of its performance under the Pooling and Servicing Agreement has been made under my supervision.

b. To the best of my knowledge, based on these reviews, the NCB Special Servicer has fulfilled all obligations under this agreement in all material respects throughout the Reporting Period.

Please note that the annual financial statement will be sent under separate cover on or before March 31, 2016.

Best regards,

/s/ Karyn Mann

Karyn Mann

Senior Vice President, Investor Compliance

National Cooperative Bank, N.A.